AXA EQUITABLE LIFE INSURANCE COMPANY

FORM OF FUNDING AGREEMENT

Owner:	[ABC Company] [1] [ABC Bank FBO ABC Company] [1]

Beneficial Owner:	[N/A] [1] [ABC Company] [1]

Interested Party:	[XYZ Company] 1&3 [the former securityholders of XYZ Company] 1&3

Funding Agreement Number:	FA-[12345] [1]

AXA Equitable Life Insurance Company (hereinafter referred to as “AXA Equitable”) will make the payments required by this Funding Agreement (hereinafter referred to as “Agreement”), subject to its terms and conditions.

This Agreement is issued in consideration of the Purchase Payment(s) (one or more deposit of funds to be held in a separate account in accordance with the terms herein) in connection with an agreement between [ABC Company] 1 [ABC Bank FBO ABC Company] 1 (the “Owner”), (the “Beneficial Owner”, if so shown in Exhibit A, and [XYZ Company] 1&3 [the former securityholders of XYZ Company] 1&3 (the “Interested Party”) (collectively, the “Parties”). The Escrow Agent will be the Owner, if so shown in Exhibit A.

IN WITNESS WHEREOF, AXA Equitable has caused this Agreement to be executed as of its Effective Date. The date the initial Purchase Payment is received and this Agreement and the Final Term Sheet (hereafter referred to as “Exhibit A”) are issued, shall be the Effective Date, as set forth in Exhibit A of this Agreement.

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock life insurance company.

Home Office address: [1290 Avenue of the Americas, New York, New York 10104] 2

[	[

Mark Pearson, Chairman of the Board and Chief Executive Officer] [4]	Karen Field Hazin, Vice President, Secretary and Associate General Counsel] [4]

Processing Office: [1290 Avenue of the Americas, New York, New York 10104] 2

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FORM OF FUNDING AGREEMENT

FUNDING ACCOUNT – NON-PARTICIPATING

SECTION 1 – DEFINITIONS

1.1	AUTHORIZED REPRESENTATIVE

“Authorized Representative” means an entity or an individual designated and authorized to act on behalf of the Interested Party with respect to certain of the Interested Party’s rights and responsibilities under this Agreement and named in Exhibit A, or any successor, as communicated to AXA Equitable in documentation acceptable to AXA Equitable.

1.2	BENEFICIAL OWNER

“Beneficial Owner” means the person or entity on whose behalf an Escrow Agent purchases the Agreement, if so named on Exhibit A.

1.3	BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 pm Eastern Time (or as of earlier close of regular trading). If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day.

1.4	CLAIM

“Claim” means any request for payment to which a party may be entitled from the Funding Account, for which request is made by the Instructing Parties, pursuant to Section 4.1.

1.5	DURATION

“Duration” means the period of time from the Effective Date of this Agreement to the initial Maturity Date specified in Exhibit A or to the agreed upon Extended Maturity Date. The Duration of each General Escrow Tranche is the period of time from the Effective Date to the initial Expiry Date of that General Escrow Tranche, as specified in Exhibit A or to the agreed upon Extended Expiry Date. Payment will be made on each General Escrow Tranche Expiry Date or the agreed upon Extended Expiry Date, as described in Section 6.1.

1.6	ESCROW AGENT

“Escrow Agent” means the Owner of the Agreement, if the Agreement was purchased by an Escrow Agent on behalf of the Beneficial Owner, and is so named in Exhibit A.

1.7	EXPIRY DATE

“Expiry Date” means the initial Expiry Date unless the Instructing Parties have requested, and AXA Equitable has approved, an Extended Expiry Date or the Agreement’s Maturity Date was extended, in which case Expiry Date means the Extended Expiry Date. Expiry Date will not include the date to which an initial Expiry Date or Extended Expiry Date is postponed by AXA Equitable due to Unresolved Claims and such postponement is not an extension of the Expiry Date.

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1.8	EXTENDED EXPIRY DATE

“Extended Expiry Date” means the agreed upon date to which a General Escrow Tranche’s Expiry Date is extended. The Extended Expiry Date may not be later than the Agreement’s Maturity Date.

1.9	EXTENDED MATURITY DATE

“Extended Maturity Date” means the agreed upon date to which the Agreement’s Maturity Date is extended. The Extended Maturity Date cannot be more than five years after the Effective Date.

1.10	FUNDING ACCOUNT

“Funding Account” means the sum of all Purchase Payments to all of the General Escrow Tranche(s) and the Special Escrow Tranche, as applicable, minus any withdrawals to pay Claims or other permissible redemptions, pursuant to Section 4, and plus any interest.

1.11	INSTRUCTING PARTIES

“Instructing Parties” means the following. If the Owner is not an Escrow Agent, the Instructing Parties are either (i) the Owner and Interested Party (or Authorized Representative, if one is designated in Exhibit A), jointly or (ii) an arbitrator or court of competent jurisdiction. If the Owner is an Escrow Agent, the Instructing Parties is either (i) solely the Escrow Agent or (ii) an arbitrator or court of competent jurisdiction.

1.12	INTERESTED PARTY

“Interested Party” means the person(s) and/or entity(ies), as identified in Exhibit A, other than the Owner or Beneficial Owner, who may receive some or all of the Funding Account or Purchase Payments.

1.13	MATURITY DATE

“Maturity Date” means the initial Maturity Date unless the Parties have requested, and AXA Equitable has approved, an Extended Maturity Date, in which case Maturity Date means the Extended Maturity Date. Maturity Date will not include the date to which an initial Maturity Date is postponed by AXA Equitable due to Unresolved Claims and such postponement is not an extension of the Maturity Date.

1.14	MARKET VALUE ADJUSTMENT

“Market Value Adjustment” means a one-way downward adjustment to the Funding Account, including the Principal amount of any General Escrow Purchase Payment(s) that may apply if the Agreement is voluntarily terminated early. Special Escrow Purchase Payments are not subject to a Market Value Adjustment.

1.15	OWNER

“Owner” means the person(s) or entity(ies), as identified in Exhibit A, that purchases the Agreement and includes any successor owner.

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1.16	PAYING ACCOUNT

“Paying Account” means a United States-based bank or trust account listed on Exhibit A, which account must be subject to regulation by a United States or state governmental agency with authority over banks or trust companies. The Instructing Parties may change the designated Paying Account upon written request to and approval by AXA Equitable.

1.17	PRINCIPAL

“Principal” means the amount at any time which equals the sum of all Purchase Payment(s) minus the sum of all Claims paid in accordance with the terms herein.

1.18	PURCHASE PAYMENT(S)

“Purchase Payment(s)” means the initial Purchase Payment(s) and any Subsequent Purchase Payments.

1.19	SUBSEQUENT PURCHASE PAYMENT

“Subsequent Purchase Payment” means any Purchase Payment made after the initial Purchase Payment(s).

1.20	TRANCHE

“Tranche” means one of up to five allocation options for General Escrow Purchase Payments and one allocation option for Special Escrow Purchase Payments within this Agreement.

1.21	UNRESOLVED CLAIM

“Unresolved Claim” means any claim that has not been approved as of the Agreement’s Maturity Date or a General Escrow Tranche’s Expiry Date.

1.22	WRITTEN INSTRUCTIONS

“Written Instructions” means instructions provided in writing by the “Instructing Parties”. The Beneficial Owner and the Interested Party do not have any right or ability to provide Written Instructions if the Agreement is purchased by an Escrow Agent.

SECTION 2 – FUNDING AGREEMENT AND FUNDING THE ACCOUNT

2.1	FUNDING AGREEMENT

This Agreement is established to hold assets relating to a transaction between the Parties named herein.

AXA Equitable guarantees the return of the initial Purchase Payment(s) and Subsequent Purchase Payments, if any, plus accrued interest earned, including any amounts paid from the Funding Account in satisfaction of any Claims, subject to Section 5 of this Agreement.

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2.2	FUNDING ACCOUNT AND PURCHASE PAYMENT(S)

The Owner will transmit the Purchase Payment(s) to the Funding Account, as specified in Exhibit A.AXA Equitable reserves the right to refuse any initial Purchase Payment.

The Funding Account is comprised of a General Escrow account and a Special Escrow account, as specified in Exhibit A, and described below.

General Escrow

The General Escrow account may contain up to five (5) separate General Escrow Tranches, as specified in Exhibit A. An initial Purchase Payment must be made to each designated General Escrow Tranche in order to establish each General Escrow Tranche. A new General Escrow Tranche may not be added after the Effective Date.

Special Escrow

If designated in Exhibit A, an initial Purchase Payment may be made to a Special Escrow Tranche in order to establish the Special Escrow Tranche. Any Purchase Payment(s) to the Special Escrow Tranche may not exceed 20% of the total initial Purchase Payment(s) without prior approval by AXA Equitable. A Special Escrow Tranche may not be added after the Effective Date.

Interest will accrue on the Purchase Payment(s) at the Initial Crediting Rate, subject to the provisions of Section 3 of this Agreement.

All Purchase Payments received by AXA Equitable under this Agreement shall become part of AXA Equitable’s Separate Account [212] 5 (the “Separate Account”). The Separate Account is a pooled, insulated market value and non-unitized separate account. AXA Equitable guarantees that the assets in the Separate Account together with designated assets held in AXA Equitable’s general account will at least equal the liabilities under the funding agreements held in the Separate Account. The assets in the Separate Account are held separate from other assets and are not part of AXA Equitable’s general account. This means that the assets in the Separate Account will not be chargeable with liabilities which arise out of any other business AXA Equitable conducts. All gains and losses whether or not realized from Purchase Payments will be credited to or charged against the Separate Account without regard to other income, gains, or losses of AXA Equitable. In the event that AXA Equitable is found by a court to be insolvent, the Owner and Interested Party will have (1) a Claim against the assets of the Separate Account, which is segregated from AXA Equitable’s other assets and insulated from the claims that other creditors may have against AXA Equitable, and (2) a claim against the assets of AXA Equitable’s general account (which is not insulated) with respect to any guarantees provided in relation to the Funding Agreement, which are not satisfied by the assets of the Separate Account.

The assets held in the Separate Account consist of Purchase Payments made by the Owner and any earnings on those Purchase Payments as well as amounts required such that assets in the Separate Account are sufficient to at least equal the Funding Agreement liabilities.

Subsequent Purchase Payment(s)

AXA Equitable will accept Subsequent Purchase Payment(s) to either a General Escrow Tranche or to an existing Special Escrow Tranche, as directed by the Owner, subject to the terms of this Agreement. Total Purchase Payments to the Special Escrow Tranche, including any Subsequent Purchase Payment(s) to the

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Special Escrow Tranche may not exceed 20% of the total initial Purchase Payment(s) to the Funding Account, without prior approval by AXA Equitable. A Subsequent Purchase Payment may not be made to a General Escrow Tranche after the original Expiry Date of that General Escrow Tranche. AXA Equitable reserves the right not to accept a Subsequent Purchase Payment.

The cumulative amount of all Subsequent Purchase Payments, including the initial Purchase Payment(s), cannot exceed the maximum Purchase Payment limit as set forth in Exhibit A.

AXA Equitable will adjust the crediting rate for Subsequent Purchase Payments and for the General Escrow Tranche into which the Subsequent Purchase Payment was made, as described in Section 3 of this Agreement.

2.3	MANNER OF PAYMENT

The initial Purchase Payment(s) and any Subsequent Purchase Payments must be in U.S. currency. The Purchase Payment(s) and all Subsequent Purchase Payments, if applicable, must be made payable to AXA Equitable and the funds transmitted via wire transfer, via a United States bank or trust account in the name of the Owner or Beneficial Owner.

SECTION 3 – CREDITING RATE(S)

3.1	CREDITING RATE

Interest will be credited initially at a daily rate equivalent to the crediting rate for each General Escrow Tranche and, if applicable, the Special Escrow Tranche, as specified in Exhibit A.

Interest will be calculated as simple interest on the Purchase Payment(s) received, less any Claims paid from the General Escrow Tranche(s). Interest will accrue on Purchase Payment(s) in each General Escrow Tranche(s) and the Special Escrow Tranche, if applicable, beginning the day immediately following the day Purchase Payment(s) are received. The accrued interest is guaranteed subject to Section 5.

The crediting rate is applied to each General Escrow Tranche under this Agreement from the day immediately following the day of receipt of the initial Purchase Payment(s) through the Expiry Date, subject to adjustment pursuant to the terms of this Agreement. The crediting rate for each General Escrow Tranche may be adjusted if any of the following occur: (a) AXA Equitable receives Subsequent Purchase Payments to a General Escrow Tranche, (b) cumulative Claims are paid from the General Escrow Tranches of the Funding Account in excess of 20% of the total Purchase Payment(s) received by AXA Equitable prior to the Maturity Date (see Section 3.2 below), (c) AXA Equitable declares a pooled crediting rate adjustment (see Section 3.3 below), (d) the Expiry Date or Maturity Date is changed, as described in Section 6, or (e) the Expiry Date or Maturity Date is extended as described in Section 6.1. The crediting rate may be adjusted downward, but it will never be less than zero.

The crediting rate is applied to the Special Escrow Tranche, if applicable, under this Agreement from the day immediately following the day of receipt of the initial Purchase Payment(s) through the Maturity Date. The crediting rate of the Special Escrow Tranche is determined on a quarterly basis. AXA Equitable reserves the right to reset the crediting rate of the Special Escrow Tranche on a monthly basis and all Special Escrow Purchase Payments will accrue interest at the new crediting rate.

Receipt of Subsequent Purchase Payment(s) to a General Escrow Tranche will result in a dollar-weighted blended crediting rate for that General Escrow Tranche. The dollar-weighted blended crediting rate is

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determined by the sum of: (a) the previous applicable Purchase Payment(s) under the Agreement, multiplied by the current crediting rate under the Agreement and (b) the current Purchase Payment under the Agreement, multiplied by the weekly crediting rate AXA Equitable has declared for new monies based on the date received and the remaining time until the Maturity Date. The sum of (a) and (b) is divided by the sum of all applicable Purchase Payment(s) made under the Agreement, to equal the dollar-weighted blended crediting rate. Such new blended crediting rate is not to exceed the current crediting rate; however, AXA Equitable reserves the right to set the blended crediting rate at a higher rate. The blended crediting rate may be adjusted in the event any of the following occur: (a) Claims are paid from the General Escrow Tranche(s) in the Funding Account in excess of 20% of the total Purchase Payment(s) to the General Escrow Tranche(s) received by AXA Equitable (see Section 3.2 below), or (b) a pooled crediting rate adjustment (see Section 3.3 below). The blended crediting rate may be adjusted below the Initial Crediting Rate specified in Exhibit A, but it will never be less than zero.

AXA Equitable will accept Subsequent Purchase Payments after Claims are paid, unless the remaining Principal in the Funding Account has been reduced to zero prior to receipt of any Subsequent Purchase Payment(s).

3.2	CLAIMS-RELATED CREDITING RATE ADJUSTMENT

The crediting rate of the General Escrow Tranche(s) of the Funding Account may be adjusted in the event that the aggregate amount of Claims paid from the General Escrow Tranche(s) prior to the scheduled Maturity Date (disregarding any extensions thereof) and since any previous Claims-related crediting rate adjustment exceeds 20% of the total Purchase Payment(s) less Claims paid through the last Claims-related crediting rate adjustment (or since the Effective Date if there has been no prior Claims-related crediting rate adjustment). The adjustment to the crediting rate will be calculated by applying the Claims-related crediting rate adjustment calculation to each Claim that results in aggregate Claims paid from a General Escrow Tranche prior to the scheduled Maturity Date (disregarding any extensions thereof) exceeding the 20% threshold as of the date the Claim is processed. The Claims-related crediting rate adjustment is calculated by multiplying the difference between the dollar-weighted average of the interest rate on a [two-year] 6 Treasury bond on the date of each Purchase Payment and the interest rate on the [two-year] 6 Treasury bond as of the date of the Claim payment that triggers the Claims-related crediting rate adjustment by the amount of the Claim that triggers the Claims-related crediting rate adjustment divided by the difference between the total amount of the General Escrow Purchase Payments and the total General Escrow Claim amount.

If the Claims-related crediting rate adjustment is equal or greater than zero, there will be no change to the crediting rate. Such Claims-related crediting rate adjustment is effective as of the date of payment of the excess Claim(s) payment (s) and shall remain in effect for the duration of this Agreement, subject to any further adjustments as described in this Section, Section 3.1, Section 3.3 or Section 5.1. The Claims-related crediting rate adjustment will never reduce the crediting rate(s) below zero. A Claims-related crediting rate adjustment will apply to all active General Escrow Tranche(s). Any Special Escrow Tranche is not subject to a Claims-related crediting rate adjustment.

3.3	POOLED CREDITING RATE ADJUSTMENT

AXA Equitable reserves the right to declare a pooled crediting rate adjustment to the General Escrow Tranche(s) at any time during the term of the Agreement. Such pooled rate adjustment will be declared only in instances of losses in the assets AXA Equitable holds in the Separate Account due to default, downgrade, or sale to avoid default due to creditworthiness. Such an adjustment will apply to the then-current crediting rate of each General Escrow Tranche on the date on which the adjustment is declared. Notwithstanding the foregoing, once such an adjustment is declared, a subsequent pooled crediting rate

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adjustment cannot be declared for at least [90]7 days following a declaration of the previous pooled crediting rate adjustment. The pooled crediting rate adjustment will never reduce the crediting rate(s) below zero.

SECTION 4 – CLAIMS

4.1	CLAIMS

Claim requests must be submitted in writing by the Instructing Parties. Upon receipt of proper notice of an approved Claim for payment from the General Escrow Tranche(s) of the Funding Account, AXA Equitable will withdraw the specified amount from the General Escrow Tranche with the shortest Duration. If that General Escrow Tranche does not have sufficient funds, then the remaining amount will be withdrawn from the General Escrow Tranche with the next shortest Duration, and so on, until the Claim is paid. If all General Escrow Tranches are reduced to zero before the Claim is paid, the Instructing Parties may provide Written Instructions that the remainder be paid from the Special Escrow Tranche, if applicable. If no such Written Instructions are received, the remainder of the Claim will be unpaid. Payment of such amount will be made to the Owner or the Paying Account in accordance with Written Instructions.

Claim requests may also be made for payment from the Special Escrow Tranche, if applicable. Upon receipt of proper notice of an approved Claim for payment from the Special Escrow Tranche, AXA Equitable will withdraw the specified amount from the Special Escrow Tranche. Payment of such amount will be made to the Owner or the Paying Account in accordance with Written Instructions. If the Special Escrow Tranche is reduced to zero before the claim is paid, the Instructing Parties may provide Written Instructions that the remainder be paid from a General Escrow Tranche. If no such Written Instructions are received, the remainder of the Claim will be unpaid.

SECTION 5 – TERMINATION OF THE FUNDING AGREEMENT

5.1	Funding Agreement Termination Due to Claims

In the event that a Claim reduces the General Escrow Tranche(s) and the Special Escrow Tranche, if applicable, to zero, this Agreement will be terminated. No accrued interest will be paid to the Owner if the Principal is sufficient to satisfy any and all Claims paid to the Owner. If so provided in Written Instructions, accrued interest will be available to the Owner for Claims in excess of Principal.

[AXA Equitable has the right to terminate the Agreement prior to the stated Maturity Date if the Funding Account is reduced to [10%] 8 of the total Purchase Payment(s). Upon such termination, the Funding Account with accrued interest will be distributed in accordance with Written Instructions, or by an arbitrator, or a court of competent jurisdiction.] 8

5.2	Voluntary Early Termination

The Instructing Parties may provide AXA Equitable with written authorization and instructions to terminate the Agreement prior to the stated Maturity Date.

If we agree to a voluntary early termination, the Funding Account will be distributed to the Paying Account, in accordance with Written Instructions after the deduction of a one-way downward [Market Value Adjustment] 9, if any.

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5.3	[Market Value Adjustment] [9] for Voluntary Early Termination

The [Market Value Adjustment] 9 for a voluntary early termination described in Section 5.2 will be calculated by the following formula. The [Market Value Adjustment] 9 will be assessed against the General Escrow Tranche(s) only, and is not applicable to any Special Escrow Tranche. The [Market Value Adjustment] 9 for the Agreement will be the sum of the following [Market Value Adjustment] 9 as determined for each existing General Escrow Tranche.

The [Market Value Adjustment] 9 for each General Escrow Tranche is equal to the greater of:

(A) zero; and

(B) the product of (1) and (2) and (3), where

(1)	is the Treasury Rate Change, which is equal to (i) the interest rates on the [two-year] [6] Treasury bond at the date of termination minus (ii) the dollar-weighted average of the interest rates on [two-year] [6] Treasury bonds at the time of each Purchase Payment to that General Escrow Tranche, and

(2)	is a fraction equal to the number of calendar days from the date of termination through the Expiry Date of that General Escrow Tranche, divided by 365, and

(3)	is the total Purchase Payment(s) to that General Escrow Tranche, minus total Claims paid from that General Escrow Tranche, as of the date of termination.

The interest rate on a [two-year] 6 Treasury bond will be determined by using the applicable rate of interest (on an annual effective yield basis) specified in the United States Treasury Department’s Constant Maturity Series for the date of calculation. To the extent that the data required for the calculation of the [Market Value Adjustment] 9 are not available, AXA Equitable will make reasonable estimates.

SECTION 6 – MATURITY

6.1	MATURITY

Each General Escrow Tranche will mature on their designated Expiry Date(s) shown in Exhibit A. On the Business Day following the Expiry Date of a General Escrow Tranche, the Purchase Payments in that General Escrow Tranche not subject to pending Claims, will be distributed to the Paying Account, in accordance with Written Instructions. Upon a designated Expiry Date of a General Escrow Tranche that is earlier than the Maturity Date, any accrued interest will be transferred to the General Escrow Tranche with the latest Expiry Date. Interest will not continue to accrue on such transferred interest amounts. Such accrued interest will be paid at the Agreement Maturity Date to the Owner or the Paying Account in accordance with Written Instructions.

The Expiry Date of a General Escrow Tranche may be extended by the Instructing Parties by providing AXA Equitable with written notice [30 days] 10 prior to that General Escrow Tranche’s Expiry Date. Such written notice must provide the reason for the extension and specify the Extended Expiry Date for that General Escrow Tranche, which may not be later than the Agreement Maturity Date. AXA Equitable reserves the right to deny any request for an Extended Expiry Date.

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If a General Escrow Tranche has an Extended Expiry Date, the assets will remain in that General Escrow Tranche until the new Extended Expiry Date. The remaining Principal will continue to accrue simple interest and the crediting rate will be adjusted to the lesser of (i) the current crediting rate and (ii) short-term crediting rate as determined by AXA Equitable.

The Special Escrow Tranche has no Expiry Date. However, if amounts remain in the Special Escrow Tranche as of the Maturity Date, such amounts will be re-designated as an Unresolved Claim.

This Agreement will mature on the Maturity Date specified in Exhibit A, unless an Extended Maturity Date is applicable. On the Business Day following the Maturity Date, the balance in the Funding Account not subject to pending Claims will be distributed to the Paying Account, in accordance with Written Instructions.

A General Escrow Tranche Expiry Date or the Agreement’s Maturity Date shall automatically be extended with respect to any amounts subject to any Unresolved Claims as of a General Escrow Tranche Expiry Date or the Agreement’s Maturity Date set forth in Exhibit A.

Additionally, the Agreement’s Maturity Date may be extended by the Instructing Parties regardless of any Unresolved Claims, by providing AXA Equitable with written notice [30 days] 10 prior to the Agreement’s Maturity Date shown in Exhibit A. Such written notice of a voluntary extension must be signed by the Instructing Parties. The notice must specify a new Extended Maturity Date which may not be greater than [5 years] 10 from the Effective Date of the Agreement. [AXA Equitable reserves the right to deny a maturity extension request.] 8 If the maturity extension notice is not received [30] 10 days prior to the Agreement’s Maturity Date, AXA Equitable will distribute the balance in the Funding Account to the Paying Account, in accordance with Written Instructions.

If the Agreement has an Extended Maturity Date, the assets will remain in the General Escrow Tranche(s) and the Special Escrow Tranche, if applicable, until the new Extended Maturity Date. The remaining Principal will continue to accrue simple interest and the crediting rate will be adjusted to the lesser of (i) the current crediting rate and (ii) short-term crediting rate as determined by AXA Equitable. AXA Equitable will continue to pay approved Claims.

At the new Extended Maturity Date, the balance (including accrued interest) in the General Escrow Tranche(s) will be distributed to the Paying Account, in accordance with Written Instructions, subject to the following, if the maximum Duration is reached.

This Agreement has a maximum Duration of [5 years] 10 from the Effective Date of this Agreement. If, within [60] 10 days prior to the date the [5 year] 10 maximum is reached, AXA Equitable has not received written distribution instructions, the balance (including accrued interest) in the Funding Account will be distributed to the Paying Account on the fifth anniversary of the Effective Date.

As of the Maturity Date or Extended Maturity Date, any Claims that have been identified but not yet resolved will cause such Unresolved Claim amount to be held back from any payments made on the Maturity Date or Extended Maturity Date, as follows. On the Maturity Date or Extended Maturity Date, the accrued interest and the Principal amount net of the total Unresolved Claim amount will be distributed to the Paying Account in accordance with Written Instructions. Such Unresolved Claim amount will continue to accrue simple interest and the crediting rate will be adjusted to the lesser of (i) the current crediting rate and (ii) the short-term crediting rate as determined by AXA Equitable. AXA Equitable reserves the right to further reduce the crediting rate at any time, but not below [0.00%] 11, for Principal amounts withheld for Unresolved Claim amounts.

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SECTION 7 – GENERAL TERMS

7.1	ENTIRE AGREEMENT

This Agreement and Exhibit A which is attached hereto, constitute the entire Agreement between AXA Equitable, and the Parties. No modification or amendment to this Agreement will be valid unless it is in writing and signed by the Instructing Parties and an officer of AXA Equitable.

7.2	COURT ORDERS

For purposes of clarification, no payment will be made hereunder pursuant to an instruction from an arbitrator or court of competent jurisdiction unless such instruction or other supporting documentation makes clear that such order is final, binding and non-appealable. A final court order is one where the party charged in the order has agreed in writing not to appeal the order.

7.3	NOTICE

Except as otherwise provided herein, all notices given to AXA Equitable pursuant to this Agreement shall be in writing, and shall be delivered by fax, mail or email to the locations listed below or at such other address or to the attention of such other persons as an authorized representative of AXA Equitable shall have designated.

This Agreement may be signed in counterparts, and signed copies transmitted by facsimile or digitally shall be acceptable for all purposes hereunder and in connection herewith.

Any Claims forms to be submitted in accordance with Section 4.1 may be securely imaged and transmitted via email to such email address(es) as may be designated by AXA Equitable. AXA Equitable reserves the right to require paper copies or confirm the accuracy of such images at its sole discretion.

AXA Equitable

Attention:

[Mr. John Doe] 12

[1290 Avenue of the Americas

New York, NY 10104] 12

Facsimile:[111-222-3345] 12

Telephone: [111-222-3345] 12

Email: [123@abc.com] 12

7.4	ASSIGNMENT

Other than an assignment to a successor entity pursuant to a merger or acquisition transaction, neither this Agreement, nor any right, title or interest in or to this Agreement may be sold, transferred, anticipated, assigned, hypothecated or alienated in any manner whatsoever by the Instructing Parties unless AXA Equitable and the Parties shall have consented in writing to the proposed sale, transfer, anticipation, assignment, hypothecation or alienation.

Until such time, as the conditions set forth above have been fulfilled, AXA Equitable shall not be obligated to make any payments to or at the direction of anyone other than the person shown on AXA Equitable’s books and records as the Instructing Parties to the Agreement. Once the foregoing conditions have been satisfied with respect to an assignment, the assignee or its successor shall be deemed to be the sole Owner, Interested Party or Authorized Representative, as applicable, for all purposes of this Agreement, and AXA Equitable shall promptly amend its records to reflect the successor’s or assignee’s status as such.

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7.5	GOVERNING LAW

This Agreement will be governed by and construed in accordance with the laws of the state of [Georgia] 13 in which this Agreement is delivered.

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AXA EQUITABLE LIFE INSURANCE COMPANY

EXHIBIT A

FORM OF FUNDING AGREEMENT SPECIFICATION FINAL TERM SHEET

Owner:	[ABC Company] [1][ABC Bank FBO ABC Company] [1]

Escrow Agent:
[N/A] [1] [ABC Bank FBO ABC Company] [1]

Beneficial Owner:
[N/A] [1] [ABC Company] [1]

Interested Party:
[XYZ Company] 1&3 [former securityholders of XYZ Company] 1&3

Authorized Representative:	[DEF Consultants] [1]

Funding Agreement No.:	FA-[12345] [1]

Effective Date:	[December 15, 2016] [1]

Maturity Date:	[October 1, 2020] [1]

General Escrow

Tranche 1
Purchase Payment:	[$2,000,000] [14]
Expiry Date:	[September 1, 2017] [1]
Initial Crediting Rate:	[0.55%][16]

[Tranche 2
Purchase Payment:	[$1,000,000] [14]
Expiry Date:	[September 1, 2018] [1]
Initial Crediting Rate:]	[0.65%][16]

[Tranche 3
Purchase Payment:	[$1,000,000] [14]
Expiry Date:	[March 1, 2019] [1]
Initial Crediting Rate:]	[0.75%][16]

[Tranche 4
Purchase Payment:	[$1,000,000] [14]
Expiry Date:	[September 1, 2019] [1]
Initial Crediting Rate:]	[0.85%][16]

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[Tranche 5
Purchase Payment:	[$1,000,000] [14]
Expiry Date:	[March 1, 2020] [1]
Initial Crediting Rate:]	[0.95%][16]

Special Escrow	[N/A] [1]

Purchase Payment:	[$1,000,000] [14]
Initial Crediting Rate:	[0.15%][16]

Maximum Total of all Purchase Payments:	[$50,000,000] [15]

Potential Subsequent Purchase Payments	[$ ][1] [N/A] [1]

Account Administrator	[DEF Company] [1]

Paying Account	[Account Number and
Entity Name] [1]

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